Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-63034, 333-91095, 333-85298, 333-107825 and 333-113201) pertaining to the 2003 Stock Incentive Plan, 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan and on Form S-3 (File Nos. 333-113812 and 333-117625) of our report dated March 10, 2005, relating to the financial statements of Quarter End, Inc. as of and for the year ended December 31, 2004 appearing in this Current Report on Form 8-K/A.

/s/ BDO Seidman, LLP

San Francisco, California

April 21, 2005